UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/26/2009

Cal Dive International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33206

Delaware	61-1500501
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2500 CityWest Blvd.
Suite 2200
Houston, Texas 77042
(Address of principal executive offices, including zip code)

713-361-2600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

As previously reported in its Current Report on Form 8-K filed January 26, 2009, on January 23, 2009, Cal Dive International, Inc. (the "Company") entered into a definitive stock repurchase agreement with Helix Energy Solutions Group, Inc., its majority shareholder, to repurchase 13,564,669 shares (the "Helix Shares") of the Company's common stock that Helix owns for $6.34 per share, or $86 million (collectively, the "Stock Repurchase Transaction").

On January 28, 2009, the Company consummated the Stock Repurchase Transaction, and in connection therewith, used $86,000,000 of its Credit Facility Borrowings (as defined in Item 2.03 below) in satisfaction of the purchase price for the Helix Shares. Following the Stock Repurchase Transaction, the Company has 93,946,409 shares of common stock issued and outstanding, of which Helix owns 47,942,022 shares, representing approximately 51% of the Company's issued and outstanding shares.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the consummation of Stock Repurchase Transaction described in Item 2.01 above, on January 26, 2009, the Company borrowed $100,000,000 (the "Credit Facility Borrowings") under its revolving credit facility (the "Revolver"), to fund the $86 million purchase price for the Stock Repurchase Transaction. The remaining $14 million will be used to fund working capital requirements and general corporate purposes.   After taking the Credit Facility Borrowings into account, the Company has $192.5 million available under the Revolver, and $7.5 million of the Revolver is being used to support letters of credit.

The Revolver was entered into as of December 11, 2007, and is part of the Company's $675 million senior secured credit facility, consisting of a $350 million term loan and a $300 million Revolver, under a Credit Agreement, among the Company, CDI Vessel Holdings LLC, each lender from time to time party hereto (collectively, the "Lenders"), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the "Credit Agreement").

Borrowings under the Revolver may consist of loans bearing interest in relation to the Federal Funds Rate or to Bank of America's base rate, known as Base Rate Loans, and loans bearing interest in relation to a LIBOR rate, known as Eurodollar Rate Loans, in each case plus an applicable margin. The margins on the Revolver borrowings range from 0.75% to 1.50% on Base Rate Loans and 1.75% to 2.50% on Eurodollar Rate Loans. In addition, a commitment fee ranging from 0.375% to 0.50% will be payable quarterly on the portion of the Lenders' aggregate commitment under the Revolver which from time to time is not used for a borrowing or a letter of credit. Margins on borrowings under the Revolver and the commitment fee will fluctuate in relation to the Company's consolidated leverage ratio as provided in the Credit Agreement. Borrowings under the Revolver mature on December 11, 2012. The Company may prepay amounts outstanding under the Revolver without prepayment penalty, and may re-borrow any amounts prepaid.

The foregoing descriptions of the Credit Agreement, the Revolver and the Credit Facility Borrowings are qualified in their entirety by reference to the description of the Credit Agreement contained in Note 8 to the Company's financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in Item 1.01 of the Company's Current Report on Form 8-K filed December 17, 2007, and by reference to the full text of the Credit Agreement, which was filed as Exhibit 10.1 to the Form 8-K, each of which are incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cal Dive International, Inc.

Date: January 30, 2009	By:	/s/ Lisa Manget Buchanan
Lisa Manget Buchanan
Executive Vice President and General Counsel